SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (referred to as the “Agreement”) dated as of February 27, 2006, is by and between Adam M. Aron (referred to as the “EXECUTIVE”) and Vail Resorts, Inc. (referred to as the “COMPANY”). The EXECUTIVE and the COMPANY may be referred to collectively as the “Parties”.

WHEREAS, the EXECUTIVE is the Chairman of the Board of Directors and the Chief Executive Officer of the COMPANY; and

WHEREAS, the EXECUTIVE and the COMPANY agree that on the EXECUTIVE’S Final Date of Employment, as hereinafter defined, the EXECUTIVE will no longer perform services as an employee of the COMPANY or its subsidiaries, will no longer be a member of the Board of Directors of the COMPANY or its subsidiaries, and will cease to be eligible to participate in benefit plans for active employees of the COMPANY; and

WHEREAS, the EXECUTIVE has served the COMPANY for almost a decade; and

WHEREAS, the EXECUTIVE acknowledges that, as of the Final Date of Employment, he has no entitlement to continued pay or benefits under the Employment Agreement between the EXECUTIVE and the COMPANY dated as of July 29, 1996, as amended (the “Employment Agreement”); and

WHEREAS, the COMPANY wishes to provide the EXECUTIVE with equitable compensation, notwithstanding his resignation, to compensate him for his service and the EXECUTIVE’S assistance in providing the COMPANY with an orderly transition of management; and

WHEREAS, the COMPANY, therefore, wishes to pay the EXECUTIVE the amounts set forth herein, less statutory and authorized deductions;

In consideration of the mutual promises contained in this Agreement, the COMPANY and the EXECUTIVE agree as follows:

1.  As used herein, the following terms, when capitalized, shall have the following meanings:

(a)  “Companies” shall mean the COMPANY and all of its subsidiaries and controlled affiliates.

(b)  “Confidential Information” shall mean budgets, business plans, financial projections, terms of transactions under consideration, strategies, financial statements and results, plans or drawings, lease terms, customer lists and information, prospect lists, club membership rolls, trade secrets, and other information, whether in tangible or electronic media format, pertaining to the business and operations of the Companies. In addition, without in any way limiting the foregoing, Confidential Information includes any and all information in the EXECUTIVE’S possession or of which the EXECUTIVE has knowledge relating to or arising out of any actual or threatened regulatory investigation or proceeding or settlement or any other litigation, claim, investigation, suit, action or other proceeding involving or relating to the Companies, whether such investigation, or proceeding, settlement, claim, litigation, suit, action or other proceeding or the EXECUTIVE’S knowledge thereof occurred or was obtained during or prior to or after the term of the EXECUTIVE’S employment by the COMPANY. Confidential Information does not include any information which is generally available to the public or hereafter becomes available to the public without the fault of the EXECUTIVE, and it shall not include club membership rolls sent to the EXECUTIVE in his capacity as a member of the applicable club, provided that the EXECUTIVE agrees that he will use such club membership rolls only in accordance with the rules and regulations of the applicable club.

(c)  “Constituting Documents” shall mean the articles or certificates of incorporation, bylaws, or similar organizational documents for each of the Companies.

(d)  “Final Date of Employment” shall mean February 27, 2006.

(e)  “Legal Proceeding” shall mean any claim, demand, pending or threatened legal, regulatory or administrative proceeding and any other action of any nature, whether known or unknown.

(f)  “Released Person” shall mean each of the Companies, and any of their current and former officers, directors, employees, shareholders, partners, members, agents, representatives, legal representatives, accountants, and their successors and assigns.

2.  The employment relationship between the EXECUTIVE and the COMPANY will terminate on the Final Date of Employment. This Agreement shall constitute the EXECUTIVE’S resignation from the Board of Directors of the COMPANY and all other officer, director and employee positions with the Companies, in each case effective on the Final Date of Employment. The parties hereto acknowledge that, following the Final Date of Employment, the EXECUTIVE shall not be considered an executive officer of the COMPANY.

3.  In consideration for the EXECUTIVE entering into this Agreement:

(a)  conditioned on the execution and non-revocation, pursuant to Section 14 hereof, of this Agreement, the COMPANY agrees to pay the EXECUTIVE, on August 31, 2006 the sum of $1,508,795 and on September 30, 2006, the sum of $1,141,000, in each case less statutory and authorized deductions; and

(b)  the COMPANY agrees to pay the EXECUTIVE, on March 3, 2006, full payment of any amount owing to the EXECUTIVE in respect of base salary for the period through February 27, 2006, as well as accrued and unused paid time off, less a pro-rated Mandatory Time Off deduction, through such date (as reflected on the human resources records of the COMPANY).

4.  In addition to that set forth in Section 3 above, the following shall be applicable as a result of the EXECUTIVE’S separation:

(a)  After the Final Date of Employment: (i) the EXECUTIVE shall neither accrue salary nor paid time off nor participate in (A) COMPANY Medical and Dental Plans (other than as required under COBRA at the EXECUTIVE’S sole expense), (B) Short Term or Long Term Disability Insurance, (C) COMPANY sponsored Life or ADD insurance programs, or (D) any other compensation or benefit plans, programs or arrangements maintained or contributed to by any of the Companies; (ii) he shall have no right to make contributions or earn COMPANY Matching Contributions in the COMPANY’S 401(k) Plan (except for any COMPANY Matching Contributions due but not yet made or for any excess EXECUTIVE or COMPANY contributions, and attributable earnings, to be refunded to him for fiscal year 2005); and (iii) except as otherwise provided in Sections 4(f) and 5 below, he shall no longer be entitled to any perquisites made available to active executives or employees of the COMPANY, including, but not limited to parking or the use of COMPANY owned and promotional vehicles. The EXECUTIVE’S rights with respect to his accrued benefits, as of the Final Date of Employment, under the COMPANY’S 401(k) Plan will be as set forth in the applicable plan documents, and any conversion or continuation right the EXECUTIVE may have under any other COMPANY employee benefit plan will be as set forth in the applicable plan document and shall be at his sole expense. Other than as expressly set forth in this Agreement, the EXECUTIVE will have no continuing rights under any employee benefit plan or arrangement of the Companies following the Final Date of Employment.

(b)  The EXECUTIVE shall not be eligible to earn and receive a bonus award for fiscal year 2006.

(c)  Any stock options, restricted stock or other equity-based compensation awards held by the EXECUTIVE that are not vested and, in the case of stock options, exercisable as of the EXECUTIVE’S Final Date of Employment will be immediately cancelled and forfeited.

(d)  Notwithstanding anything in this or another document to the contrary, all vested options to purchase stock of the COMPANY held by the EXECUTIVE after the Final Date of Employment (each of which is listed on Annex A hereto) shall continue to be exercisable until May 28, 2006 (but in no event beyond the full term of the option). Any such options that are not exercised by May 28, 2006 shall be forfeited.

(e)  The COMPANY shall reimburse the EXECUTIVE for reasonable expenses incurred by him in the course of performing his duties with the COMPANY prior to the Final Date of Employment (or expenses specifically authorized in advance by the COMPANY in connection with his performance of any services requested of him by the COMPANY pursuant to Section 7(a) below), so long as such expenses were incurred in compliance with the COMPANY’S policies with respect to travel, entertainment and other business expenses, and the EXECUTIVE has complied with the COMPANY’S requirements with respect to submitting, reporting and documentation of such expenses. In addition, the EXECUTIVE may use a credit of the COMPANY at the Mirabelle restaurant toward expenses incurred for the March 20, 2006 Executive Committee Dinner now scheduled to be held in his residence.

(f)  For the period through the end of the 2006 ski season the EXECUTIVE and his immediate family members shall continue to have ski privileges and ski school privileges equivalent to those given to non-employee members of the Board of Directors of the COMPANY.

(g)  For the period through August 28, 2006, the COMPANY shall maintain (i) an appropriate forwarding message recorded by the EXECUTIVE and approved by the COMPANY on voicemail for the EXECUTIVE’S former COMPANY telephone number, and (ii) an autoresponse on the email address adama@vailresorts.com with an appropriate forwarding email response created by the EXECUTIVE and approved by the COMPANY. In addition, through August 28, 2006, the Company shall forward to the EXECUTIVE, at an address he may reasonably provide from time to time, any first class mail addressed to the EXECUTIVE at the COMPANY’s offices which the COMPANY determines is his personal mail.

(h)  The COMPANY shall pay the EXECUTIVE’S reasonable legal fees and expenses (not to exceed $12,500) incurred by him in negotiating and executing this Agreement.

5.  The COMPANY further agrees that the EXECUTIVE shall retain the following club memberships previously vested in the EXECUTIVE in connection with his employment with the COMPANY: (i) one transferable charter membership in the Beaver Creek Club which shall carry a value as if the EXECUTIVE paid a $60,000 cash initiation fee for such membership, (ii) two transferable memberships in the Red Sky Ranch Golf Club which shall carry a value as if the EXECUTIVE paid a $175,000 cash initiation fee for each such membership, and (iii) one nontransferable honorary membership in the Game Creek Club. After September 26, 2006 (May 1, 2006 in the case of the Beaver Creek Club), the EXECUTIVE will be responsible for payment of all annual dues, fees and assessments and shall assume all obligations relating to such club memberships held by the EXECUTIVE. The EXECUTIVE may transfer his Beaver Creek Club membership to the purchaser of his Beaver Creek home, or may otherwise resign the membership per the standard terms of the Beaver Creek Club. The EXECUTIVE may transfer one or both of the Red Sky Ranch Golf Club memberships if and when and to whom the lot purchased by the EXECUTIVE in the Red Sky Ranch golf community pursuant to his employment agreement with the Company is sold, without restriction by the Red Sky Ranch Club and with no membership initiation fee or transfer fee being owed, or the EXECUTIVE may otherwise resign such memberships per the standard terms of the Red Sky Ranch Golf Club, except that if he resigns from one or both of his Red Sky Ranch Golf Club memberships, the amount refunded to the EXECUTIVE following the resale of his memberships after such resignation shall be $175,000 per membership.

6.  (a) In return for the consideration and other promises by the COMPANY set forth in this Agreement, the EXECUTIVE for himself and his representatives, heirs, and assigns, hereby releases and discharges each of the Released Persons from all Legal Proceedings, known or unknown, that he may have against any of the Released Persons, including, but not limited to, claims that in any manner relate to, arise out of or involve any aspect of his employment with the COMPANY, and his separation from that employment, including, but not limited to, any rights or claims under the Federal Worker Adjustment and Restraining Notification Act, 29 U.S.C. §2101 et seq.; the Colorado Anti-Discrimination Act, Colo. Rev. Stat. §21-34-401, et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; the Civil Rights Act of 1964, as amended, 42 U.S.C., §2000e, et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101, et seq.; the Sarbanes-Oxley Act of 2002, 18 U.S.C. §800 et seq.; Executive Order 11246; the Civil Rights Act of 1866, as reenacted, 42 U.S.C. §1981; and any and all other municipal, state, and/or federal statutory, executive order, or constitutional provisions pertaining to an employment relationship. This release and waiver also specifically includes, but is not limited to, any Legal Proceedings in the nature of tort or contract claims, including specifically claims of wrongful discharge, breach of contract, promissory estoppel, intentional or negligent infliction of emotional distress, interference with contract, libel, slander, breach of covenant of good faith and fair dealing, or other such claims, including, but not limited to, those arising out of or involving any aspect of his employment or separation from employment with the COMPANY. Except as provided in Section 4(h) above, this release includes any and all claims seeking attorney fees, costs, and other expenses related to the claims released herein.

However, this release and waiver shall not apply to: (i) any rights which, by law, may not be waived; (ii) rights and claims that arise from acts or events occurring after the effective date of this Agreement; (iii) claims with respect to the EXECUTIVE’S accrued benefits, as of the Final Date of Employment, under the COMPANY’S 401(k) Plan which will be as set forth in the applicable plan documents, or any conversion or continuation right the EXECUTIVE may have under any other COMPANY employee benefit plan which will be as set forth in the applicable plan document and shall be at his sole expense; (iv) rights to indemnification or advancement of expenses under the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the COMPANY; (v) rights as a shareholder of the COMPANY; (vi) rights under an executory purchase and sale agreement for real estate, and rights as an owner of real estate, in either case constructed and sold by the COMPANY as to which the EXECUTIVE is the purchaser; or (vi) claims for breach by the COMPANY of this Agreement.

The EXECUTIVE also specifically covenants and represents that he has not and will not bring suit or file any charge, grievance or complaint, of any nature in relation to any claim or right waived herein, against the Released Persons.

SUMMARY OF RELEASE AND WAIVER OF CLAIMS: Please read the three immediately preceding paragraphs carefully and have them explained to you by your attorney. In summary, what the paragraphs say and what you, the EXECUTIVE, agree to do by executing this Agreement is to give up your right to pursue any legal claim that you might have against the COMPANY (Vail Resorts, Inc.) and related companies (including Vail Resorts Development Company, The Vail Corporation and Vail Summit Resorts, Inc.), their current and former, officers, directors, shareholders, agents, and/or employees. It applies whether or not you are aware of the claims. It applies to claims that arose (meaning the important facts and occurrences which create or support the claim happened) at any time up to and including the time of your execution of this Agreement. It does not apply to any claims that might arise (meaning that the important facts or occurrences that create or support the claim happen) after the date of execution of this Agreement. As stated above, the release and waiver includes, but is not limited to, any and all claims arising from your employment or your separation from employment with the COMPANY. Such claims would include claims of employment discrimination or wrongful discharge and claims arising under any federal, state, and local laws, including, but not limited to, those listed by name above. Once you have entered into this Agreement, you will have agreed not to seek to bring those claims in a court or other forum at any time in the future. In effect, you are exchanging your right to bring or pursue those claims, whether they are worth anything or not, for the actions to be taken for your benefit by the COMPANY and other promises in this Agreement.

(b) In return for the consideration and other promises by the EXECUTIVE set forth in this Agreement, the Companies hereby release and discharge the EXECUTIVE, and his representatives, heirs and assigns (the “EXECUTIVE Released Persons”) from all Legal Proceedings, known or unknown, that they may have against any of the the EXECUTIVE Released Persons, including but not limited to, claims that in any manner relate to, arise out of or involve any aspect of the EXECUTIVE’S employment with the COMPANY, and his separation from that employment. This release and waiver also specifically includes, but is not limited to, any Legal Proceedings in the nature of tort or contract claims, including specifically claims of wrongful discharge, breach of contract, promissory estoppel, intentional or negligent infliction of emotional distress, interference with contract, libel, slander, breach of covenant of good faith and fair dealing, or other such claims, including, but not limited to, those arising out of or involving any aspect of his employment or separation from employment with the COMPANY. This release includes any and all claims seeking attorney fees, costs, and other expenses related to the claims released herein. However, this release and waiver shall not apply to: (i) any rights which, by law, may not be waived; (ii) rights and claims that arise from acts or events occurring after the effective date of this Agreement; (iii) rights under any executory purchase and sale agreement for real estate constructed and sold by the COMPANY as to which the EXECUTIVE is the purchaser, and (iv) claims for breach of any provision of this Agreement by the EXECUTIVE.

The Companies also specifically covenant and represent that they have not and will not bring suit or file any charge, grievance or complaint, of any nature in relation to any claim or right waived herein against the EXECUTIVE.

(c) The parties acknowledge the continuing validity, after the Final Date of Employment, of the Undertaking for Advancement of Expenses dated October 15, 2004 (the “Undertaking”) and of any right or claims that the COMPANY or any of the other Companies, as applicable, may have or assert in accordance with the Undertaking, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the COMPANY, or other Constituting Documents applicable to the EXECUTIVE, for reimbursement of attorneys’ fees, indemnity sums, or any other sums paid or incurred in the EXECUTIVE’S defense by the COMPANY, or any of the Companies, in connection with any Legal Proceeding.

7.  The EXECUTIVE agrees to the following:

(a)  The EXECUTIVE shall cooperate with and assist the COMPANY whenever reasonably possible, when reasonably requested to do so by the COMPANY through December 31, 2006, so that all of the EXECUTIVE’S duties, responsibilities and pending matters can be transferred in an orderly way.

(b)  The EXECUTIVE shall remove all of his personal possessions from his office by no later than March 31, 2006, provided that the EXECUTIVE shall not return to his office after the Final Date of Employment other than at such time agreed to by the COMPANY in order to remove his personal possessions. The EXECUTIVE shall return all COMPANY materials that may have been issued to the EXECUTIVE, including, but not limited to, keys, written or electronic Confidential Information, and credit cards, and to promptly file any outstanding final expense report; provided, however, that EXECUTIVE will be entitled to retain his laptop computer and related home docking station. The EXECUTIVE shall pay Vailnet for its high-speed ISP service to his residence commencing as of the Final Date of Employment. Subject to compliance with his obligations herein with respect to the use and disclosure of Confidential Information, the EXECUTIVE will be entitled to retain his electronic rolodex and schedule.

(c)  The EXECUTIVE shall not use or disclose to anyone not connected with the COMPANY, or use for his own benefit or that of third parties, any Confidential Information or trade secrets that the EXECUTIVE obtained during his employment with the COMPANY, except as required in any judicial or administrative proceeding.

(d)  The EXECUTIVE shall not make any copies for his own use or for the benefit of unrelated third parties, of any prospect lists, any memoranda, books, records, or documents, whether in tangible or electronic media form, which contain Confidential Information or trade secrets belonging to the COMPANY, except as required in any judicial or administrative proceeding.

(e)  For the period through the first anniversary of the Final Date of Employment, the EXECUTIVE will not, except with the prior written consent of the Board of Directors of the COMPANY, directly or indirectly own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise that is engaged in a “Competing Enterprise,” which is defined as an entity whose operations are conducted within the ski industry in North America or in the real estate development, lodging or hospitality industries in the State of Colorado. Notwithstanding the foregoing, the EXECUTIVE may participate, own, finance, manage, obtain employment or otherwise be connected with a larger regional, national or international business or enterprise (a “New Employer”) which owns or operates a Competing Enterprise as a brand, branch, division, subsidiary or affiliate provided that (i) the Competing Enterprise accounts for less than 10% of the New Employer’s annual revenues and annual net income on both a historical or pro forma basis for the New Employer’s most recently completed fiscal year, and (ii) the EXECUTIVE’S duties for the New Employer are not primarily related to the conduct of such Competing Enterprise. The foregoing restrictions shall not be construed to prohibit the ownership by the EXECUTIVE of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), provided that such ownership represents a passive investment and that neither the EXECUTIVE nor any group of persons including the EXECUTIVE in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business (other than exercising his rights as a shareholder), or seeks to do any of the foregoing.

(f)  The EXECUTIVE further covenants and agrees that through the first anniversary of the Final Date of Employment, the EXECUTIVE will not solicit for another business or enterprise any person who is a managerial or higher level employee of the Company at the time of the EXECUTIVE’S termination.

(g)  The EXECUTIVE agrees that, through June 28, 2006, he will not (and he will direct his immediate family to not) make any public statements (whether positive or negative) with respect to any of the Companies unless prior written approval of the statement is given to the EXECUTIVE by a successor Chief Executive Officer of the COMPANY. For the purposes hereof, “Public Statements” shall mean statements, written, electronic or oral, given to any media person or outlet, to securities analysts, to persons known to the EXECUTIVE to be shareholders of the COMPANY or made to a group of 4 or more people or statements made under circumstances where it is reasonable to believe that they would become public. Public Statements shall not include private conversations to persons not just described unless statements are made under circumstances where it is reasonable to believe that they would become public. In addition, for a period of five years after the Final Date of Employment, the EXECUTIVE agrees that he shall not make any statements, public or private, disparaging of the COMPANY or other Companies, the Board, or the officers, directors, stockholders, or employees of the COMPANY or other Companies. The Companies shall similarly not disparage, and the COMPANY shall direct its executive officers to (and request that its directors) similarly not disparage, the EXECUTIVE for a period of five years following the Final Date of Employment. Notwithstanding any of the foregoing in this subsection, the parties may respond truthfully to inquiries from governmental agencies or from the prospective employers of the EXECUTIVE. Similarly, nothing in this Agreement is intended to prevent either party from seeking to enforce the provisions of this Agreement through appropriate proceedings.

The parties acknowledge that the COMPANY retains the right, together with any other legal remedy the COMPANY may have, to discontinue the payments and benefits described in Sections 3 or 4, at any time upon written notice to the EXECUTIVE, in the event that the COMPANY determines, in good faith, that (i) the EXECUTIVE is violating or has violated any of the obligations of Sections 7(e), (f) or (g) above, or (ii) the EXECUTIVE is violating in any material respect or has violated in any material respect any of the obligations of Sections 7(a), (b), (c) or (d) above. In such an event, the EXECUTIVE may seek a determination, pursuant to the provisions of Section 15 below, that such action by the COMPANY was not justified and should be remedied. Nothing in this Agreement shall prohibit or restrict the EXECUTIVE from testifying truthfully as may be required by the Securities and Exchange Commission or other governmental or judicial body acting in its official capacity.

8.  The EXECUTIVE acknowledges and agrees that the restrictions contained in Section 7 (c)-(g) are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the COMPANY, that the COMPANY would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the COMPANY should the EXECUTIVE breach any of such provisions. The EXECUTIVE further acknowledges and agrees that a breach of any of such restrictions cannot be adequately compensated by monetary damages. The EXECUTIVE agrees that the COMPANY shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of such restrictions, which rights shall be cumulative and in addition to any other rights or remedies to which the COMPANY may be entitled. In the event that any of such restrictions should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

9.  The entry into this Agreement by the Parties is not and shall not be construed to be an admission of any act, practice or policy by the COMPANY in violation of any statute, common law duty, constitution, or administrative rule or regulation. Further, this Agreement shall not constitute evidence of any such proscribed or wrongful act, practice or policy by the COMPANY.

10.  The Parties agree that this Agreement shall not be tendered or admissible as evidence in any proceeding by either Party for any purpose, except in a proceeding involving one or both of the Parties in which this Agreement or any part of this Agreement, an alleged breach of this Agreement, the enforcement of this Agreement, and/or the validity of any term of this Agreement is at issue.

11.  The COMPANY advises the EXECUTIVE to consult an attorney before signing this Agreement, and the EXECUTIVE acknowledges that he has consulted an attorney before signing this Agreement.

12.  The EXECUTIVE acknowledges the adequacy and sufficiency of the consideration for his promises set forth in this Agreement. The EXECUTIVE is estopped from raising, and hereby expressly waives any defense regarding the receipt and/or legal sufficiency of the consideration provided under this Agreement.

13.  The EXECUTIVE hereby acknowledges his understanding that, had he wished to do so, he could have taken up to twenty-one (21) days to consider this Agreement, that he has read this Agreement and understands its terms and significance, and that he executes this Agreement voluntarily and with full knowledge of its effect, having carefully read and considered all terms of this Agreement and, if he has chosen to consult with an attorney, having had all terms and their significance fully explained to him by his attorney.

14.  The EXECUTIVE understands that he may revoke this Agreement, as it applies to him, within seven (7) days following execution of this Agreement and that this Agreement, as it applies to him, shall not become effective or enforceable until that revocation period has expired. Any such revocation must be effected by delivery of a written notification of revocation of the Agreement to the General Counsel of the COMPANY prior to the end of such 7 day revocation period. In the event that the Agreement is revoked by the EXECUTIVE, the COMPANY shall have no obligations under the Agreement, no amounts will be payable under this Agreement, and this Agreement shall be deemed to be void ab initio and of no further force or effect.

15.  Any controversy or claim arising out of, or relating to, this Agreement, or its breach, shall be governed by the laws of the State of Colorado, without giving effect to the principles of conflict of laws thereof, and shall be resolved by final and binding arbitration, in accordance with the rules for contractual disputes then applicable, of the Judicial Arbiter Group, Denver, Colorado, and judgment on the award rendered may be entered in any court having jurisdiction.

16.  The EXECUTIVE shall be responsible for paying all income taxes attributable to payments and benefits received under this Agreement, and all payments and benefits provided to the EXECUTIVE shall be net of applicable income, employment or other taxes required to be withheld therefrom.

17.  This Agreement represents the complete agreement between the EXECUTIVE and the COMPANY concerning the subject matter in this Agreement, and it supersedes all prior agreements or understandings, written or oral, including the Employment Agreement. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

18.  Each of the Sections contained in this Agreement shall be enforceable independently of every other Section in this Agreement, and the invalidity or unenforceability of any Section shall not invalidate or render unenforceable any other Section contained in this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below, intending to be legally bound by this Agreement.

EXECUTIVE	VAIL RESORTS, INC.
/s/ Adam M. Aron	By: /s/ Martha D. Rehm
Adam M. Aron	Name: Martha D. Rehm Title: Sr. Vice President and General Counsel
Date: February 27, 2006	Date: February 27, 2006

ANNEX A

ADAM M. ARON
Stock Options Outstanding and Exercisable As Of 2/27/2006

Grant		Grant	Options	Option	Options Vested
Date	Plan ID	Type	Granted	Price	& Exercisable

9/14/1999	1999Plan	Non-Qualified	60,000	$19.0625	60,000
9/28/1999	1999Plan	Non-Qualified	65,000	$21.1250	65,000
9/12/2000	1999Plan	Non-Qualified	100,000	$19.1250	100,000
12/9/2002	1996Plan	Non-Qualified	120,000	$17.3350	120,000

11/20/2003	2002Plan	Non-Qualified	120,000	$14.7300	80,000
9/28/2004	2002Plan	Non-Qualified	120,000	$18.7300	40,000

Current Non-forfeited Optionee Total					465,000